UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2016

United Development Funding III, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53159	20-3269195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Municipal Way, Suite 100, Grapevine, Texas
76051

(Address of principal executive offices)

(Zip Code)

(214) 370-8960

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

United Development Funding III, L.P. (the “Partnership”) has received a “Wells Notice” from the staff (the “Staff”) of the Securities and Exchange Commission’s (the “SEC”) Division of Enforcement stating that the Staff has made a preliminary determination to recommend that the SEC file an enforcement action against the Partnership alleging violations of certain provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Certain individuals associated with the Partnership and its general partner also received similar Wells Notices.

A Wells Notice is not a formal allegation or a finding of wrongdoing, but is a preliminary determination by the Staff that it may recommend to the SEC that a civil enforcement action or administrative proceeding be brought against the recipient. The Partnership has an opportunity to respond to issues raised by the SEC staff and offer its perspective prior to any SEC decision on whether to authorize the commencement of an enforcement proceeding. Under SEC procedures, a recipient of a Wells Notice has an opportunity to respond in the form of a “Wells submission” that seeks to persuade the SEC that such an action should not be brought. The Partnership intends to provide to the Staff a Wells submission to further explain the Partnership’s views and its belief that no enforcement action is warranted against the Partnership or any individuals associated with the Partnership and its general partner. The receipt of the Wells Notice does not change the Partnership’s belief that it has complied with all laws and regulations, and therefore, the Partnership intends to contest any charges that may be brought. The Partnership is unable to predict how long the SEC process will last, the outcome of the SEC’s investigation or any action that the SEC may decide to pursue, or any other impact on the Partnership as a result of the proposed or any actual enforcement action.

While the Partnership is unable to provide audited financial statements at this time, the Partnership’s auditors continue to progress towards completing the audit of the Partnership’s fiscal year ended December 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding III, L.P.

	By:	UMTH Land Development, L.P.
Its General Partner

		By:	UMT Services, Inc.
Its General Partner

Dated: October 18, 2016			By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
President and Chief Executive Officer